EXHIBIT 4(c)(4)

                                                                  CONFORMED COPY


                               Dated June 28, 2002






                    BEAR STEARNS GLOBAL ASSET HOLDINGS, LTD.


                             NOTE ISSUANCE AGREEMENT






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                                DEED OF COVENANT

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                                  ALLEN & OVERY
                                    New York


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                                DEED OF COVENANT


THIS DEED OF COVENANT is given by way of deed poll on June 28, 2002 by BEAR STEARNS GLOBAL ASSET HOLDINGS, LTD. (the "Issuer") in favour of the account holders specified below of Clearstream Banking, societe anonyme and Euroclear Bank S.A./N.V., as operator of the Euroclear system and/or any other additional clearing system or systems as are specified in the Pricing Supplement relating to any Note (as defined below) (each a "Clearing System").

WHEREAS:

(A) The Issuer has entered into a Note Issuance Agreement dated June 24, 1997 and subsequently amended and restated on June 30, 2000 and as further amended and restated on June 28, 2002 (the "Note Issuance Agreement", which expression includes the same as it may be amended, restated or supplemented from time to time) with, inter alios, the Dealers and the Agents named therein under which the Issuer proposes from time to time to issue Notes (the "Notes").

(B) The Bearer Notes will initially be represented by, and comprised in, Temporary Bearer Global Notes (the "Temporary Global Notes") and thereafter may be represented by, and comprised in, Permanent Bearer Global Notes (the "Permanent Global Notes", the Temporary Global Notes and Permanent Global Notes being herein together called the "Global Notes") representing a certain number of underlying Bearer Notes (the "Underlying Notes").

(C) Each Global Note may, after issue, be deposited with a depositary for one or more Clearing Systems (each such Clearing System or all such Clearing Systems together, the "Relevant Clearing System"). Upon such deposit of a Global Note, the Underlying Notes represented by such Global Note will be credited to a securities account or securities accounts with the Relevant Clearing System. Any account holder with the Relevant Clearing System which has Underlying Notes credited to its securities account from time to time (each a "Relevant Account Holder") will, subject to and in accordance with the terms and conditions and operating procedures or management regulations of the Relevant Clearing System, be entitled to transfer such Underlying Notes and (subject to and upon payment being made by the Issuer to the bearer in accordance with the terms of the relevant Global Note) will be entitled to receive payments from the Relevant Clearing System calculated by reference to the Underlying Notes credited to its securities account.

(D) In certain circumstances specified in each Global Note, a Global Note will become void. The time at which a Global Note becomes void is hereinafter referred to as the "Relevant Time". In such circumstances each Relevant Account Holder will, subject to and in accordance with the terms of this Deed, acquire against the Issuer all those rights which such Relevant Account Holder would have had if, prior to the Global Note becoming void, duly executed and authenticated Definitive Bearer Note(s) (as defined in the Note Issuance Agreement) and, if the Notes are repayable in instalments, receipts in respect thereof (the "Receipts") and interest coupons (the "Coupons") appertaining to the Definitive Bearer Note(s) (if appropriate) had been issued in respect of its Underlying Note(s) and such Definitive Bearer Notes(s), Receipts (if appropriate) and Coupons (if appropriate) were held and beneficially owned by such Relevant Account Holder.


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(E)   The obligations of the Issuer under this Deed have been unconditionally and irrevocably guaranteed by The Bear Stearns Companies Inc. (the "Guarantor") pursuant to the Deed of Guarantee executed by the Guarantor on June 29th, 2001, as amended from time to time (the "Guarantee"). An executed copy of the Guarantee has been deposited with and shall be held by the Agent on behalf of, inter alia, the Noteholders, Couponholders and Receiptholders from time to time and for the time being at its specified office (being at the date hereof at Trinity Tower, 9 Thomas More Street, London E1W 1YT) and a copy of the Guarantee shall be available for inspection at such specified office and at the specified office of each of the other agents named in the Note Issuance Agreement.

NOW THIS DEED WITNESSES AS FOLLOWS:

1.    (a)   Terms defined in the Note Issuance Agreement and used herein shall have the same meaning, unless the context otherwise requires.

      (b) If any Global Note becomes void in accordance with the terms thereof the Issuer hereby undertakes and covenants with each Relevant Account Holder (other than when any Relevant Clearing System is an account holder of any other Relevant Clearing System) that each Relevant Account Holder shall automatically acquire at the Relevant Time, without the need for any further action on behalf of any person, against the Issuer all those rights which such Relevant Account Holder would have had if at the Relevant Time it held and beneficially owned duly executed and authenticated Definitive Bearer Note(s), Receipts (if appropriate) and Coupons (if appropriate) in respect of each Underlying Note represented by such Global Note which such Relevant Account Holder has credited to its securities account with the Relevant Clearing System at the Relevant Time. The Issuer's obligation pursuant to this clause shall be a separate and independent obligation by reference to each Underlying Note which a Relevant Account Holder has credited to its securities account with the Relevant Clearing System and the Issuer agrees that a Relevant Account Holder may assign its rights hereunder in whole or in part.

2. The records of the Relevant Clearing System shall be conclusive evidence of the identity of the Relevant Account Holders and the number of Underlying Notes credited to the securities account of each Relevant Account Holder. For the purposes hereof a statement issued by the Relevant Clearing System stating:

      (i) the name of the Relevant Account Holder to which such statement is issued; and

      (ii) the aggregate nominal amount of Underlying Notes credited to the securities account of such Relevant Account Holder as at the opening of business on the first day following the Relevant Time on which the Relevant Clearing System is open for business, shall be conclusive evidence of the records of the Relevant Clearing System at the Relevant Time.

3. In the event of a dispute, the determination of the Relevant Time by the Relevant Clearing System (in the absence of manifest error) shall be final and conclusive for all purposes in connection with the Relevant Account Holders with securities accounts with the Relevant Clearing System.


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4.    The Issuer will pay to each Relevant Account Holder who is not resident in the country in which the Issuer is organised or is a United States Alien (as defined below) such additional amounts ("Additional Amounts") as may be necessary in order that every net payment of the principal of and interest on Underlying Notes held by such person, after deduction or withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the country in which the Issuer is organised, or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such Notes then due and payable before any such tax, assessment or other governmental charge; provided that the foregoing obligation to pay Additional Amounts will not apply to:

      (a) any tax, assessment or other governmental charge which would not have been so imposed but for:

            (i) the existence of any present or former connection between such Holder (or between a fiduciary, settlor, beneficiary, member, partner or shareholder of, or possessor of a power over such Holder, if such Holder is an estate, trust, partnership or corporation) and the country in which the Issuer is organised, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident of the country in which the Issuer is organised or treated as a resident thereof, or being or having been engaged in trade or business or present therein, or having or having had a permanent establishment therein or making or having made an election the effect of which is to subject such holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) to such tax, assessment or other governmental charge;

            (ii) the failure of such Holder or beneficial owner of Underlying Notes to comply with any requirement under income tax treaties, statutes and regulations or administrative practice of the country in which the Issuer is organised, to establish entitlement to exemption from or reduction of such tax, assessment or other governmental charge; or

            (iii) payment being made in the Cayman Islands or the United States
                  (as the case may be) or otherwise than to an account with a bank outside the United States on Underlying Notes;

      (b) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the Relevant Account Holder of such Underlying Notes for payment on a date more than 10 days after the date on which such payment becomes due and payable or the date on which payment thereof is duly provided for and notice is given to Noteholders, whichever occurs later;

      (c) any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or governmental charge;

      (d) any tax, assessment or other governmental charge which is payable otherwise than by deduction or withholding from payments of principal of or interest on such Underlying Notes;


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      (e)   any tax, assessment or other governmental charge which is payable by a Relevant Account Holder that is not the beneficial owner of the Underlying Notes or a portion of either, or that is a foreign or fiduciary partnership, but only to the extent that a beneficial owner, settlor with respect to such fiduciary or member of the partnership would not have been entitled to the payment of an Additional Amount had the beneficial owner or member received directly its beneficial or distributive share of the payment;

      (f) any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of the principal of or interest on any Underlying Notes, if such payment can be made without such withholding by any other Paying Agent;

      (g) any Note, Receipt or Coupon where any withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive;

      (h) any Note, Receipt or Coupon presented for payment by or on behalf of a holder who would be able to avoid such withholding or deduction by presenting the relevant Note, Receipt or Coupon to another Paying Agent in a European Union member state;

      (i) any tax, assessment or other governmental charge which would not have been so imposed but for the Underlying Notes being treated as anything other than a debt instrument for U.S. federal income tax purposes; or

      (j)   any combination of items (a), (b), (c), (d), (e), (f), (g), (h) and
            (i).

      For the purposes of the foregoing, the holding of or the receipt of any payment with respect to Underlying Notes will not constitute a connection between the Relevant Account Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or a person having a power over, such Holder if such Holder is an estate, a trust, a partnership or a corporation) and the Cayman Islands. Further, "United States Alien" means any person who, for United States federal income tax purposes, is a foreign corporation, a non-resident alien individual, a foreign estate or trust subject to withholding under Sections 1441 or 1442 of the Internal Revenue Code, or a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual or a foreign estate or trust subject to withholding under Sections 1441 or 1442 of the Internal Revenue Code.

      Except as specifically provided herein, the Issuer will not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority thereof or therein. References herein to principal and/or interest shall be deemed also to refer to any Additional Amounts which may be payable under this Clause.

5. The Issuer will pay any stamp and other duties and taxes, including interest and penalties, payable on or in connection with the execution of this Deed and any action taken by any Relevant Account Holder to enforce the provisions of this Deed.


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6.    The Issuer hereby warrants, represents, and covenants with each Relevant
      Account Holder that it has all corporate power, and has taken all necessary corporate or other steps, to enable it to execute, deliver and perform this Deed, and that this Deed constitutes a legal, valid and binding obligation of the Issuer enforceable in accordance with its terms subject to the laws of bankruptcy and other laws affecting the rights of creditors generally.

7. This Deed shall take effect as a Deed Poll for the benefit of the Relevant Account Holders from time to time and for the time being. This Deed shall be deposited with and held by the depositary for the Relevant Clearing System until all the obligations of the Issuer hereunder have been discharged in full.

8. The Issuer hereby acknowledges right of every Relevant Account Holder to the the production of, and the right of every Relevant Account Holder to obtain (upon payment of a reasonable charge) a copy of, this Deed, and further acknowledges and covenants that the obligations binding upon it contained herein are owed to, and shall be for the account of, each and every Relevant Account Holder, and that each Relevant Account Holder shall be entitled severally to enforce the said obligations against the Issuer.

9. This Deed is governed by, and shall be construed in accordance with, the laws of England.

      The Issuer hereby irrevocably agrees, for the exclusive benefit of the Relevant Account Holders, that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Deed and that accordingly any suit, action or proceedings (together referred to as "Proceedings") arising out of or in connection with this Deed may be brought in such courts.

      The Issuer hereby irrevocably waives any objection which it may have now or hereafter to the laying of the venue of any such Proceedings in any such court and any claim that any such Proceedings have been brought in an inconvenient forum and hereby further irrevocably agrees that a judgment in any such Proceedings brought in the English courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction. Nothing contained in this clause shall limit any right to take Proceedings against the Issuer in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude taking of the Proceeding in any other jurisdiction, whether concurrently or not.

      The Issuer hereby appoints Bear Stearns International Trading Limited at its registered office at One Canada Square, London E14 5DB as its agent for service of process, and undertakes that, in the event of Bear Stearns International Trading Limited ceasing so to act or ceasing to be registered in England, it will appoint another person as its agent for service of process in England in respect of any Proceedings.


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IN WITNESS whereof the Issuer has caused this Deed to be duly executed the day and year first above mentioned.

EXECUTED as a deed                )
by BEAR STEARNS GLOBAL            )
ASSET HOLDINGS, LTD.              )   SAMUEL MOLINARO
acting by                         )
acting under                      )
the authority of the Company,     )
in the presence of:

Witness:       KAREN SMITH
Name:

Address:       383 Madison Avenue, New York, NY 10179
Occupation:    Legal Secretary


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